Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-48665 and 333-11731) of the Manitowoc Company, Inc. of our report dated June 22, 2007, relating to the financial statements of The Manitowoc Company, Inc. 401(k) Retirement Plan, which appears in this Form 11-K.

Wipfli LLP

Green Bay, Wisconsin
June 22, 2007